No. 1196056
編號

COMPANIES ORDINANCE
(CHAPTER 32)
香港法例第 32 章
公司條例

CERTIFICATE OF INCORPORATION
公司註冊證書

* * *

I hereby certify that
本人謹此證明

FAST MORE LIMITED
捷加有限公司

is this day incorporated in Hong Kong under the Companies Ordinance,
於本日在香港依據公司條例註冊成為

and that this company is limited.
有限公司。

Issued by the undersigned on 17 December 2007.
本證書於二〇〇七年十二月十七日簽發。

Ms. Fanny Wing-chi LAM
for *Registrar of Companies*
Hong Kong
香港公司註冊處處長
(公司註冊主任 林詠芝 代行)